Exhibit 99.1

MULTI-COLOR CORPORATION APPOINTS DAVID L. ABBOTT

TO BOARD OF DIRECTORS

CINCINNATI, OHIO, June 17, 2005 – Multi-Color Corporation (NASDAQ: LABL) announced the appointment of David L. Abbott to its Board of Directors, effective June 30, 2005. Mr. Abbott is the Chairman of the Board of Exopack LLC.

Mr. Abbott will be nominated for election to a full board term at the August 18, 2005 shareholder meeting.

“On behalf of our Board and our associates, I am pleased to welcome Dave to the Multi-Color Corporation Board of Directors,” said Frank Gerace, President and Chief Executive Officer of Multi-Color. “His strong sales and marketing background and considerable international experience will be an excellent addition to our Board.”

Mr. Abbott spent 26 years with Purina Mills, Inc., serving as Chief Operating Officer from 1990 to 1995 and President and CEO from 1995 through 1998.

He also serves as Chairman of the Board of E-Markets, Inc., an internet business solutions company. Mr. Abbott is a member of the Dean’s Advisory Board for the College of Agriculture and Life Sciences at the University of Vermont. He holds a BS in Agricultural Economics from the University of Vermont.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is a premier supplier of decorative label solutions and packaging services to consumer product and food and beverage companies, retailers and container manufacturers. Our customers include many of the world’s largest manufacturers of household, fabric and personal care, automotive and lawn care, and food and beverage products representing many of the world’s most well known and respected brands. We currently provide products and services to more than 650 customers in the United States (U.S.), Canada, Mexico, Central and South America.

For more information, please contact:

Frank Gerace

President & CEO

Multi-Color Corporation

(513) 381-1480

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